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                                                                    EXHIBIT 99.5

                        EXTENDICARE HEALTH SERVICES, INC.

                                OFFER TO EXCHANGE

            REGISTERED 6 7/8% SENIOR SUBORDINATED NOTES DUE 2014 FOR
 ANY AND ALL OUTSTANDING UNREGISTERED 6 7/8% SENIOR SUBORDINATED NOTES DUE 2014


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           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
             TIME, ON _________, 2004, UNLESS THE OFFER IS EXTENDED.
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                                                              ____________, 2004

To Our Clients:

         Enclosed for your consideration is a Prospectus, dated _________, 2004 (the "Prospectus"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of Extendicare Health Services, Inc. (the "Company") to exchange its 6 7/8% Senior Subordinated Notes due 2014 which have been registered under the Securities Act of 1933, as amended, for all of its outstanding unregistered 6 7/8% Senior Subordinated Notes due 2014 (the "Old Notes"), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated April 22, 2004, by and between the Company, the subsidiary guarantors from time to time party thereto and the initial purchasers named therein, related to the 6 7/8% Senior Subordinated Notes due 2014.

         This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

         Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. We urge you to read the Prospectus carefully before instructing us as to whether or not to tender your Old Notes.

         Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on ________, 2004, unless extended by the Company. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

         If you wish to have us tender your Old Notes, please instruct us by completing, executing and returning to us the instruction form enclosed with this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

         If we do not receive written instructions in accordance with the procedures presented in the Prospectus and the Letter of Transmittal we will not tender any of the outstanding Old Notes on your account.